EXHIBIT 99.1

STRATA Skin Sciences Announces Licensing Agreement for Certain MelaFind Assets

Horsham, PA, July 23, 2018 — STRATA Skin Sciences (NASDAQ: SSKN) ("STRATA") a medical technology company in Dermatology and Plastic Surgery dedicated to developing, commercializing, and marketing innovative products for the treatment of dermatologic conditions, today announced a fully paid exclusive and perpetual license agreement with a strategic entity for a de-identified digital image library of pigmented lesions and their related documentary information, related to STRATA's discontinued MelaFind device.  STRATA retains all intellectual property rights related to the MelaFind device and product line, including patents, design files and PMA approval to market.  The strategic entity will be allowed exclusive rights to the de-identified digital images.

"We are pleased to come to agreement with this licensing partner for the de-identified images related to the MelaFind device.  Rationalizing the MelaFind assets is one step in our ongoing strategic turn-around efforts following our recent financing," said Dr. Dolev Rafaeli, chief executive officer of STRATA.  "While we will look for additional licensing opportunities and continue to evaluate potential M&A opportunities, our main focus is on rebuilding our XTRAC network, expanding internationally and executing on our proven revenue strategy."

The perpetual license agreement is subject to customary closing conditions.

About STRATA Skin Sciences, Inc.
STRATA Skin Sciences is a medical technology company in Dermatology and Plastic Surgery dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions.  Its products include the XTRAC® excimer laser and VTRAC® lamp systems utilized in the treatment of psoriasis, vitiligo and various other skin conditions; and the STRATAPEN® MicroSystem, marketed specifically for the intended use of micropigmentation.

The Company's proprietary XTRAC® excimer laser delivers a highly targeted therapeutic beam of UVB light to treat psoriasis, vitiligo, eczema, atopic dermatitis and leukoderma, diseases, which impact over 35 million patients in the United States alone.  The technology is covered by multiple patents, including exclusive rights for patents for the delivery of treatments to vitiligo patients.

STRATA's unique business model leverages targeted Direct to Consumer (DTC) advertising to generate awareness and utilizes its in-house call center and insurance advocacy teams to increase volume for the Company's partner dermatology clinics.

The XTRAC® business has used this proven DTC model to grow its domestic dermatology partner network to over 740 clinics, with a worldwide installed base of over 2,000 devices.  The Company is able to offer 90% of DTC patients an introduction to physicians prescribing a reimbursable solution, using XTRAC®, within a 10 mile radius of their house.  The Company is a leader in dermatology in-clinic business generation for its partners.

About MelaFind
MelaFind® was developed by the Company with intention to provide a dermatologist with a software-driven image analysis of clinically irregular pigmented moles when they choose to obtain additional info to help decide whether or not to biopsy (at the most curable and cost-effective stage).  MelaFind® is both FDA Pre-Market Approved (PMA) for the U.S. and has CE Marking certification for the European Union.

The MelaFind® system utilizes innovative software-driven technology and state-of-the-art 3-D imaging to non-invasively extract data 2.5 mm below the skin surface from patient's clinically irregular pigmented moles and objectively analyzes them with proprietary algorithms.  MelaFind provides important additional perspective to physicians to help them better understand the structural disorganization of a patient's pigmented irregular moles (before cutting the skin) during the evaluation and diagnosis process for melanoma.

On March 10, 2017 the company announced its intention to discontinue the development and sales of the MelaFind product line effective on September 30, 2017.

Safe Harbor
This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995.  These statements include but are not limited to the Company's plans, objectives, expectations and intentions and may contain words such as "will," "may," "seeks," and "expects," that suggest future events or trends.  These statements, the Company's ability to generate the growth in its core business, the Company's ability to continue to monetize the remaining MelaFind assets, develop social media marketing campaigns, and the Company's ability to build a leading franchise in dermatology and aesthetics, are based on the Company's current expectations and are inherently subject to significant uncertainties and changes in circumstances.  Actual results may differ materially from the Company's expectations due to financial, economic, business, competitive, market, regulatory and political factors or conditions affecting the Company and the medical device industry in general, as well as more specific risks and uncertainties set forth in the Company's SEC reports on Forms 10-Q and 10-K.  Given such uncertainties, any or all of these forward-looking statements may prove to be incorrect or unreliable.  The Company assumes no duty to update its forward-looking statements and urges investors to carefully review its SEC disclosures available at www.sec.gov and www.strataskinsciences.com.

Investor Contacts:
Dr. Dolev Rafaeli, Chief Executive Officer	Jeremy Feffer, Managing Director
STRATA Skin Sciences, Inc.	LifeSci Advisors, LLC
215-619-3200	212-915-2568
ir@strataskin.com	jeremy@lifesciadvisors.com